Exhibit 99.1

FOR FURTHER INFORMATION:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys® Announces Settlement of Short-Swing Profit Claim in its Lawsuit Against Durus

Lincolnshire, IL – January 14, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that Durus Life Sciences Master Fund, Ltd. (the “Durus Fund”) has paid Aksys $4.6 million and related interest payments as settlement of liability with respect to one count in a three count complaint filed by Aksys against the Durus Fund and other defendants in U.S. District Court in Connecticut.

Aksys filed suit on August 5, 2003 to, among other things, recover Section 16(b) profits made by the Durus Fund, Durus Capital Management, LLC, Durus Capital Management (N.A.), LLC, Scott Sacane and Artal Long Biotech Portfolio, LLC from purchases and sales of Aksys common stock considered short-swing trades under Section 16(b) of the Securities Exchange Act of 1934.  Under the terms of the settlement agreement, Aksys has released and discharged all of the defendants from any and all further claims arising under Section 16(b) with respect to these transactions.

In addition to the Section 16(b) claim, Aksys’ lawsuit seeks injunctive relief and damages arising from defendants’ violation of other provisions of the federal securities laws and a standstill agreement entered into between Aksys and certain of the defendants in April 2003.  Although Aksys continues to pursue a negotiated resolution of these claims with defendants, no settlement has been reached as of this time and Aksys intends to continue to pursue these remaining two claims during the pendency of any settlement discussions.  In addition, Aksys continues to review the implications of defendants’ accumulation of its common stock under its shareholder rights plan.

Bill Dow, President and CEO of Aksys, Ltd. commented, “It is prudent to settle this part of the lawsuit and collect our damages, as we can accurately calculate the amount owed to us under Section 16(b).  Aksys continues to review its options.”

About the Company

Aksys, Ltd. Produces hemodialysis products and services for patients suffering from kidney failure.  The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to allow more frequent dialysis leading to improved clinical outcomes for patients and a reduction in the mortality, morbidity and associated high cost of patient care. Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; (vii) changes in QSR requirements; and (viii) risks related to the accumulation of our common stock by Durus Life Sciences Master Fund, Ltd. and its affiliates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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